Exhibit 99.1

Tri-S Security Announces Results

For the 1st Quarter Ended March 31, 2009

Sale of Cornwall business will reduce debt by approximately $7 million.

ATLANTA – Friday, May 15, 2009 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services for government entities, today announced its results of operations for the first quarter ended March 31, 2009. Tri-S provides security services through its wholly-owned subsidiary, Paragon Systems, Inc. (“Paragon”).

First Quarter Ended March 31, 2009

•	Revenues increased 80% to $29.3 million for the quarter ended March 31, 2009.

•	Gross profit increased 28% to $0.9 million from a year ago.

•	Gross margins were 3.1% compared to 4.3% a year ago. The difference between 2009 and 2008 is primarily attributable to an existing contract awarded to Paragon with a lower margin.

•	EBITDA, as adjusted (see “EBITDA, as adjusted” definition below), declined to a negative $398,000 from a break-even position a year ago.

•	Net loss per basic and diluted share was $(0.77) for the quarter ended March 31, 2009, compared to $(0.51) a year ago.

Recent Highlights

•

In March 2009, Tri-S Security determined to sell substantially all of the assets (except accounts receivable) of its wholly-owned subsidiary, The Cornwall Group, Inc. (“Cornwall”), and certain of its subsidiaries. Cornwall is based in Miami, Florida and provides physical security for clients in Miami, Fort Lauderdale, and West Palm Beach, Florida. Tri-S Security determined to sell the Cornwall business so that Tri-S could focus on growing the government business and reduce its overall debt load. The sale was completed on May 13, 2009. This transaction will reduce our overall debt load by approximately $7.0 million, $750,000 of which will be held in escrow to secure the continuation of certain contracts transferred as part of the sale.

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

•	Total Paragon contract pipeline of approximately $583 million, all of which has already been bid. We expect these contracts to be awarded over the next six months.

“Our top line growth showed significant improvement compared to the first quarter of 2008 and was stable compared to the previous quarter ended December 31, 2008,” said Ronald Farrell, CEO, Tri-S Security Corp. “We believe our contract pipeline continues to be strong and we remain very encouraged about winning new contracts at Paragon. With our current book of business, we can anticipate revenue for 2009 through 2011 of approximately $125 million per year,” added Farrell.

“The trends in our contract pipeline remain very encouraging for continued top line growth. I am pleased we were able to complete the sale of the Cornwall business and to reduce our debt by approximately $7.0 million. I am optimistic about our 2009 results based upon our first quarter numbers,” Farrell concluded.

Financial Discussion for First Quarter Ended March 31, 2009

During the first quarter of 2009, revenue for Tri-S Security grew 80% to $29.3 million from $16.3 million in the first quarter of 2008. This increase was the result of five new federal contracts, net of four contract expirations at Paragon.

The gross profit for the first quarter of 2009 was $0.9 million compared to $0.7 million for the first quarter of 2008. Included in these figures are start-up costs totaling $0.5 million for both quarters.

Gross margins were 3.1% compared to 4.3% a year ago. The difference between 2009 and 2008 is primarily attributable to an existing contract awarded to Paragon with a lower margin.

General and administrative costs were $2.0 million for the first quarter of 2009 compared to $1.7 million in the first quarter of 2008. General and administrative costs represented 7% of revenue for the first quarter of 2009 down from 10% of revenue in the same quarter for 2008.

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

The operating loss for the first quarter of 2009 was $1.3 million, compared to an operating loss of $1.2 million for the first quarter of 2008. Included in these figures are start-up costs totaling $0.5 million for both quarters.

EBITDA, as adjusted, was a negative $398,000 for the first quarter of 2009 as compared to break even for the first quarter of 2008.

Interest expense, net, increased to $1.4 million in the first quarter of 2009 compared to $0.8 million in the first quarter of 2008. This increase is primarily attributable to a higher borrowing base due to increased revenue and fees on our over advance. As a result, the net loss from continuing operations before income tax was $2.6 million in the first quarter of 2009 compared to $1.9 million in the comparable period last year.

A loss of $0.6 million for discontinued operations relating to Cornwall was recorded in the quarter ended March 31, 2009 and $0.2 million for the quarter ended March 31, 2008. Net loss for the first quarter of 2009 was $3.2 million compared to a net loss of $2.1 million in the first quarter of 2008.

In this release, we use the non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; loss from discontinued operations; non-cash stock-based compensation; start–up costs on new contracts; and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for the quarters ended March 31, 2009 and 2008, is attached to this press release.

Tri-S Security will host a conference call at 10:00 a.m. EDT on Friday, May 15, 2009 to discuss its first quarter results and respond to appropriate questions. The conference call may be accessed by dialing 877-741-4240. Participants should ask for the Tri-S Security First Quarter 2009 Financial Results conference call.

This call is being webcast by Thomson Financial and can be accessed at Tri-S Security’s website at http://www.trissecurity.com. The webcast may also be accessed at Thomson’s website at http://www.earnings.com. The webcast can be accessed through June 15,

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

2009 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services for government entities. Security services include uniformed guards, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and the Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Contact:

Tri-S Security Corporation

Ronald Farrell, President and Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel:

Booke and Company, Inc.

1-212 -490-9095

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Adjusted	Adjusted
	Three Months	Three Months
	Ended	Ended
	Mar. 31, 2009	Mar. 31, 2008

Revenues	$29,322	$16,291

Cost of revenues:
Direct labor	18,473	9,896
Indirect labor and other contract support costs	9,929	5,626
Amortization of customer contracts	23	67

	28,425	15,589

Gross profit	897	702
	3.1%	4.3%

Selling, general and administrative	2,043	1,690
Amortization of intangible assets	118	163

	2,161	1,853

Operating income (loss)	(1,264)	(1,151)

Other income (expense):
Interest expense, net	(1,384)	(765)
Other income	5	5

	(1,379)	(760)

Loss before income taxes	(2,643)	(1,911)

Income tax expense (benefit)	2	47

Net loss, prior to discontinued operations	$(2,645)	$(1,958)

Discontinued Operations, net of tax	(574)	(171)

Net Loss	$(3,219)	$(2,129)

Basic and diluted net income (loss) per common share	$(0.77)	$(0.51)
Basic and diluted weighted average number of common shares	4,203	4,203

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

Tri-S Security Corporation and Subsidiaries

Balance Sheets

(In thousands, except per share data)

	Unaudited	Audited
	Mar. 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$—	$422
Restricted cash	—	—
Trade accounts receivable, net	15,426	12,465
Prepaid expenses and other assets	775	676
Assets Held for Sale	7,389	9,028

Total current assets	23,590	22,591

Property and equipment, less accumulated depreciation	664	597
Goodwill	7,747	7,747
Intangibles
Customer contracts	—	22
Deferred loan costs	695	797
Other	—	6

Total assets	$32,696	$31,760

Liabilities and Stockholders' Equity
Current liabilities:
Bank Overdraft	$85	$—
Trade accounts payable	1,932	1,556
Other accrued expenses	476	1,315
Accrued salary and benefits	6,765	5,134
Asset based lending facility	18,984	15,776
Accrued interest	946	534
Income taxes payable	59	67
10% convertible notes	900	1,025
Liabilities Held for Sale	4,632	5,480

Total current liabilities	34,779	30,886

Other liabilities:
14% convertible notes	6,607	6,470
Deferred income taxes	—	—
Term loan	2,500	2,500
Accrued interest expense—long term	259	277
Series D preferred stock subject to mandatory redemption	1,500	1,500

	10,866	10,747

Total liabilities	45,645	41,633

Stockholders’ equity:
Common stock, $0.001 par value, 25,000,000 shares authorized, 4,203,280 shares issued and outstanding at September 30, 2008 and December 31, 2007.	4	4
Treasury stock	(105)	(105)
Additional paid-in capital	17,705	17,562
Retained deficit	(30,553)	(27,334)

Total stockholders' equity	(12,949)	(9,873)

Total liabilities and stockholders' equity	$32,696	$31,760

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

Tri-S Security Corporation and Subsidiaries

Statements of Cash Flows

Unaudited

(In thousands)

	Three Months	Three Months
	Ended	Ended
	Mar. 31, 2009	Mar. 31, 2008
Cash flow from operating activities:
Net income (loss)	$(2,645)	$(1,958)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	231	272
Non-cash employee stock option expense	134	365
Non-cash interest expense	12	54
Changes in operating assets and liabilities:
Unbilled revenues and trade accounts receivable	(2,961)	(2,213)
Prepaid expenses and other assets	(99)	(624)
Trade accounts payable	376	85
Accrued liabilities	1,186	3,130
Income taxes payable	29	44

Net cash provided (used) by operating activities	(3,737)	(845)

Cash flow from investing activities:
Purchase of property and equipment	(158)	(384)

Net cash provided (used) by investing activities	(158)	(384)

Cash flow from financing activities:
Bank Overdraft	85	—
Proceeds from (payments on) asset based lending facility, net	3,208	1,889
Deferred financing costs	(1)	(26)

Net cash provided (used) by financing activities	3,292	1,863

Cash flow from discontinued operations:
Net cash provided (used) by operating activities	(401)	(128)
Net cash provided (used) by investing activities
Net cash provided (used) by financing activities	582	(624)

Net cash provided (used) by discontinued operations	181	(752)

Net increase (decrease) in cash and cash equivalents	(422)	(118)
Cash and cash equivalents at beginning of period	422	373

Cash and cash equivalents at end of period	—	255

Supplemental disclosures of cash flow information:
Interest paid - continuing operations	$969	$468
Interest paid - discontinued operations	91	103
Income taxes paid	10	4
Tender of 10% convertible notes for 14% convertible notes	116
Payment of deferred financing costs through issuance of warrants	9

Tri-S Security Announces 1st Quarter 2009 Results

May 15, 2009

Tri-S Security Corporation and Subsidiaries

EBITDA, as adjusted

	Three Months Ended	Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008
Net Loss	($3,219)	($2,129)

Adjustments:
Discontinued operations, net of tax	574	171
Income tax expense (benefit)	2	47
Interest expense, net	1,384	765
Interest on preferred stock subject to mandatory redemption	0	0
Gain on sale of assets	0	0
Other income	(5)	(5)
Amortization of intangible assets	118	163
Goodwill impairment loss	—	—
Amortization of customer contracts	23	67
Depreciation	90	41
Non-cash stock based compensation	134	365
Start Up Costs	501	519

EBITDA, as adjusted	$(398)	$4